LICENSE AGREEMENT

This agreement (“Agreement” is made on 2/1, 2012 (“Effective Date”), between Controlled Carbon, LLC (“ControlledCarbon”), with offices at 9909 N. 126th Street, Scottsdale, Arizona 85259, and Clean Futures, LLC, (“CleanFutures”), having a principal place of business at 120 N. Main Street, Suite 9, El Dorado, Kansas, 67042 (hereinafter collectively referred to as the “Parties”).

              WHEREAS, CleanFutures represents that it has developed unique engine assist technology;

              WHEREAS, CleanFutures represents that it has developed and possesses valuable information and intellectual property pertaining to the intelligent application of energy of an electric motor to assist an internal combustion engine via a belt drive attached to the engine crank-shaft pulley;

              WHEREAS, CleanFutures represents that it has applied for, or is preparing to file and has been reasonably diligent with its processes and record keeping to allow for patent coverage of the system described above mentioned ‘engine assist’ and owns patent applications, patents and/or the capability, desire and intention to file and procure patents to protect the ‘engine assist’ technology described above, which are listed in Schedule 1 and corresponding patent applications and patents in other countries;

              WHEREAS, CleanFutures wishes to expand their business by offering solutions in the Hummer Market and wishes to license intellectual property, know-how, capabilities and proprietary components from ControlledCarbon to leverage the investments being made by ControlledCarbon including improvements made to CleanFutures Technology as well as application of additional technologies beyond the scope of CleanFutures Technology;

              WHEREAS, ControlledCarbon wishes to obtain from CleanFutures, and CleanFutures is willing to provide to ControlledCarbon, an exclusive, worldwide, unrestricted, perpetual license in accordance with and subject to the terms and conditions contained in this Agreement;

              WHEREAS, ControlledCarbon wishes to grant CleanFutures, an exclusive, worldwide, unrestricted, perpetual license of its technologies for the Hummer Market in accordance with and subject to the terms and conditions contained in this Agreement;

              WHEREAS, By way of a separate agreement, ControlledCarbon wishes to grant an option to CleanFutures to purchase common stock in ControlledCarbon, and CleanFutures is willing to agree to such an option;

              WHEREAS, All other agreements between the Parties will become null and void at the execution of this Agreement; and

              NOW THEREFORE, intending to be legally bound upon the terms, conditions and mutual covenants set forth in this Agreement, it is agreed as follows:

1.            DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1          “CleanFutures Patents” shall mean:

(a) any patents or patent applications listed in Schedule 1, including any continuations, continuations-in-part, divisionals, reissues, re-examinations, extensions or additions thereof, and any improvements thereto,

(b) any foreign patent applications and any patents corresponding to the United States patent applications and patents, and

(c) any other patent applications filed and any patents granted and any continuations and divisions of such applications and patents. Neither Party has any performance requirements nor obligations required to continue to develop new technology or patents.

1.2          “CleanFutures Technology” shall mean the components that incorporate proprietary and unique technology created, developed or acquired by CleanFutures that increase the performance and or economy of an engine through the addition of a battery, electric motor, motor control system, and belt harnessing method to the engine crank-shaft.

1.3          “CC Technology” shall mean the patents or patent applications, intellectual property, knowhow, algorithms, or other knowledge it has, develops or acquires to manufacture and produce its ‘EchoDrive’ product as defined below. For the avoidance of doubt, these technologies may include additional technologies, fitments, and strategies than have not been contemplated by the Parties, but are still to be considered CC Technology so long as it is designed to reduce fuel consumption on a vehicle.

1.4          “License Period” shall mean beginning on the Effective Date and continue in perpetuity until the last to expire of any patent rights within the CleanFutures Patents.

1.5          “Licensed Products” shall mean any and all components the manufacture, use, sale, offer for sale or import of which, in the absence of this Agreement, would infringe or contribute to the infringement of CleanFutures Patents, and that ControlledCarbon or its Affiliates have elected to integrate into their products, components or technology.

1.6          “Military Market" shall mean any and all tactical vehicles marketed to and sold to any of the branches of the military.

1.7          “Hummer Market" shall mean all vehicles that have been marketed under the brand Hummer or Humvee prior to the execution of this Agreement. For the avoidance of doubt, this includes the H1, H2 and H3 in any of their forms as well as any Hummer used for military purposes.

1.8          “CC Exclusive Licensed Field” shall mean the original equipment, service parts and aftermarket passenger automobile, light truck, fleet, heavy truck industries and any other automotive sector (with the exception of the Hummer Market).

1.9          “Non-exclusive Licensed Field" shall mean all fields of industry except the Hummer Market.

1.10        “EchoDrive” shall mean a ControlledCarbon product that is a collection of technologies, systems and components to generally increase performance and/or reduce overall operating costs of a vehicle.

1.11        “Affiliates” shall mean any corporation or other legal entity which controls, or is controlled by the respective Party. For purposes of this Agreement, ownership, directly or indirectly, of twenty-five percent (25%) or more equity interest of or by a Party shall mean an affiliate relationship exists between such entities.

1.12        “System Cost” shall be the actual cost, per unit sold, of the components and materials, any per-unit capitalized NRE (paid to a non-affiliated company or supplier), actual manufacture freight, actual assembly costs, actual QA costs, actual 3rd party licensing or per unit warranty programs. For the avoidance of doubt, these costs will not include costs from any Affiliates, marketing expenses, general overhead, R&D, sales commissions or salaries. Any additional costs to be included in this definition must be agreed to by both Parties in writing.

1.13        “Gross Margin” shall be calculated as actual selling price minus actual System Cost divided by the actual selling price. [Calculation Example. Selling Price ($15) – System Cost ($10) / Selling Price ($15) = Gross Margin of (33%)]

2.            CONTROLLED CARBON LICENSE AND ADDITIONAL TERMS

2.1          CleanFutures hereby grants to ControlledCarbon, within the CC Exclusive Licensed Field, an exclusive license, with the right to grant sublicenses, under the CleanFutures Patents and CleanFutures Technology during the License Period to make, have made, use, sell, have sold, offer for sale and import Licensed Products and any other products that incorporate CleanFutures Technology throughout the world. For the avoidance of doubt, ControlledCarbon shall have the exclusive right under the CleanFutures Patents and CleanFutures Technology to grant sublicenses, to the extent of the CC Exclusive Licensed Field.

2.2          The exclusive license granted in clause 2.1 of this Agreement is not subject to any reserved license in CleanFutures to make, use, sell, offer for sale and import Licensed Products within the CC Exclusive License Field.

2.3          ControlledCarbon shall have the sole right to convert the exclusive license granted in clause 2.1 into a non-exclusive perpetual license in the CC Exclusive License Field under CleanFutures Patents and CleanFutures Technology for the balance of the License Period to make, use, sell, offer for sale and import Licensed Products throughout the world. This right to convert shall be effective forty eight (48) months after the Effective Date provided that CleanFutures receives notice at least three (3) months before such conversion date. Upon such conversion, for the balance of the License Period, ControlledCarbon shall pay CleanFutures a one-time lump sum of Two Hundred Fifty Thousand ($250,000.00) for the non-exclusive rights to CleanFutures Technologies.

2.4          CleanFutures will grant to ControlledCarbon, within the Non-exclusive Licensed Field, a non-exclusive license, with no right to grant sublicenses (except to ControlledCarbon Affiliates), under the CleanFutures Patents and CleanFutures Technology during the License Period to make, have made, use, sell, have sold, offer for sale and import Licensed Products throughout the world subject to the licensing fees in this agreement.

2.5          CleanFutures will execute any confirmation of this Agreement and any other documentation necessary to perfect or provide notice of ControlledCarbon’s rights under this Agreement in the United States Patent and Trademark Office as well as cooperate with any other reasonable requirements brought forth from similar international requirements.

2.6          CleanFutures shall deliver to ControlledCarbon the following deliverables within 30 days, if applicable: any and all manufacturing specifications, quality control plans, engineering design specifications, part prints, algorithms or datasets, formulations required for manufacture, related quality control data, all production test data, any tooling, jig and fixture blueprints, design manuals, and training manuals related to CleanFutures Technology within fifteen (15) days of the Effective Date. Johnathan Goodwin shall oversee the transfer of the deliverables as project manager. CleanFutures will reasonably update ControlledCarbon on a timely bases of any additions, updates or changes during the term of this Agreement.

2.7          CleanFutures will promptly inform ControlledCarbon of the grant of each patent licensed under this Agreement, and of the filing of each application for such a patent, and will promptly furnish copies of such patents to ControlledCarbon.

2.8          CleanFutures will promptly disclose, deliver and otherwise make fully available to ControlledCarbon in the form of duplicates of drawings, designs, data, reports, written specifications, instructions and consultations, or in such other suitable manner and form as may be convenient to the Parties, all CleanFutures Technology within ninety (90) days of the Effective Date of this Agreement, provided that this clause does not apply to any CleanFutures Technology which has been communicated to CleanFutures on terms which preclude CleanFutures from disclosing it to ControlledCarbon even under a confidentiality agreement.

2.9          During the License Period, CleanFutures will continue to promptly disclose, deliver and otherwise make fully available to ControlledCarbon in the form of duplicates of drawings, designs, data, reports, written specifications, instructions and consultations, or in such other suitable manner and form as may be convenient to the Parties, all CleanFutures Technology now possessed or hereafter discovered or developed by CleanFutures or otherwise coming into CleanFutures’s possession that is requested by ControlledCarbon or that CleanFutures believes would be useful or helpful to ControlledCarbon in the manufacture, sale and importation of its products, provided that this clause does not apply to any CleanFutures Technology which is communicated to CleanFutures on terms which preclude CleanFutures from disclosing it to ControlledCarbon even under a confidentiality agreement. However, CleanFutures has no performance requirements nor obligations required to continue to develop new technology. ControlledCarbon will be responsible for any reasonable, pre-approved costs, if any, associated with this paragraph.

2.10        ControlledCarbon will execute a Warrant agreement where CleanFutures will have the right to purchase a number of common stock equal to five percent (5%) of the outstanding shares of ControlledCarbon calculated at the time of the execution of this Agreement and issued at the next round of funding or at the time of ControlledCarnom’s conversion from an LLC to an S Corp, whichever comes first. The warrant price will be set at $0.01 and will be in place for a period of 10 years. In addition, the Warrant agreement and stock, if converted will be subject to a voting rights agreement. ControlledCarbon will have the right to reduce the Warrant amount to four percent (4%) anytime in the first twenty four (24) months by making royalty prepayments totaling One Hundred Thousand Dollars ($100,000.00) or reduce the Warrant amount to three percent (3%) anytime in the first twenty four (24) months with royalty prepayments totaling Five Hundred Thousand Dollars ($500,000.00) .

2.11        CleanFutures will transfer the ownership of both the VW Beetle prototype and Goodwin trailer upon execution of this Agreement. CleanFutures will have the one-time right to repurchase the VW Beetle on the one-year anniversary of the Effective Date of this Agreement for the amount of One Dollar ($1.00) . All improvements or modifications made by either Party to the VW Beetle remain with the VW Beetle. ControlledCarbon will reimburse CleanFutures Seven Thousand Dollars ($7,000.00) for the Goodwin trailer, due within 30 days of the effective date of this agreement or within 48 hours of recipt of any reimbursement from ControlledCarbon’s insurance provider, whichever comes first.

2.12        If the above Warrants are converted by CleanFutures, CleanFutures will have the right to sell the common stock at any time after the initial funding of ControlledCarbon subject to the terms of the voting rights agreement. CleanFutures will have the right to sell up to Two Hundred Thousand Dollars ($200,000.00) of their stock holdings, or lesser some amount, (if the above mentioned warrants are converted by CleanFutures) to investors during the next round of funding of over Three Million Dollars ($3,000,000.00) at the value of such shares during that round.

2.13        ControlledCarbon and CleanFutures will negotiate in good faith to enter into a contractor agreement that will allow ControlledCarbon to leverage CleanFutures to help develop new products and demonstration vehicles.

2.14        ControlledCarbon shall have the right to grant sublicenses with respect to any rights conferred upon ControlledCarbon under clause 2.1, provided, however, that any such sublicense, and sublicensee shall be subject in all respects to the restrictions, exceptions and termination provisions contained in this Agreement.

2.15        ControlledCarbon shall be responsible to CleanFutures for all obligations of its sublicensees in the same fashion and to the full extent that ControlledCarbon is obligated to CleanFutures under this Agreement, including, but not limited to, the payment of royalties due with respect to sales made by sublicensees, which sales shall be treated as though they were sales by ControlledCarbon. Sublicensees may pay royalties and provide royalty accounting to ControlledCarbon but without prejudice to the ultimate responsibility of ControlledCarbon to CleanFutures under this Agreement. A breach by a sublicensee of ControlledCarbon will be treated as a breach by ControlledCarbon, and CleanFutures may request ControlledCarbon terminate its sublicense agreement with the breaching Party with fifteen (15) days written notice. In the event ControlledCarbon elects not to terminate its sublicense agreement with the Party in breach, and CleanFutures is required to bring suit against the ControlledCarbon Affiliate or sublicensee of ControlledCarbon for breach of this Agreement, ControlledCarbon will pay all reasonable attorney fees and court costs incurred by CleanFutures in connection therewith.

2.16        ControlledCarbon shall notify CleanFutures upon the commencement of negotiations with a bona fide sublicensee and of the on-going negotiation with said sublicensee with respect to granting a sub-license under this Agreement. The reports shall contain any written or oral offer from sublicensees and is accepted by ControlledCarbon regarding the licensed technology. CleanFutures will have fifteen (15) days to respond in writing regarding any term that it considers to be a breach of this Agreement.

2.17        ControlledCarbon shall pay, at their own expense, the costs of parts and materials used by ControlledCarbon in creating the Licensed Products, CleanFutures Technology, and related technologies.

3.            CONTROLLEDCARBON LICENSE FEE & ROYALTIES

3.1          ControlledCarbon shall pre-pay royalties to CleanFutures in the amount of One Hundred Fifty Thousand Dollars (U.S. $150,000.00) according to the following payment schedule; (i) Ten Thousand Dollars (U.S. $10,000.00) at the signing of this Agreement; (ii) Twenty-Five Thousand Dollars (U.S. $25,000.00) within thirty (30) days of the Effective Date of this Agreement; (iii) Forty Thousand Dollars (U.S. $40,000.00) within One-Hundred-Twenty (120) days of the Effective Date of this Agreement; (iv) Seventy Five Thousand Dollars (U.S. $75,000.00) at the time that ControlledCarbon completes a round of funding of no less than Three Million Dollars (U.S. $3,000,000.00) and in no event more than eight (8) months from the completion of the bridge financing . ControlledCarbon will pay CleanFutures the amount of Ten Thousand Dollars ($10,000.00) per month for a period of eighteen (18) months as additional pre-paid royalties beginning with the month following the completion of bridge financing.

3.2          To retain its exclusive license to the CC Exclusive Licensed Field, ControlledCarbon shall pay to CleanFutures royalties as stated in clause 3.4 for the license in clause 2.1 during the License Period, but in no event shall royalties for a one (1) year period starting at the beginning of general availability of the product or substantial commercial sales by ControlledCarbon of products incorporating CleanFutures Technology, be less than the following minimum royalties (such minimum royalties to be pre-paid and any unearned pre-paid royalties for any year will carry over to the subsequent year’s pre-paid royalties due):

-      Year 1 – U.S $100,000.00
-      Year 2 – U.S $150,000.00
-      Year 3 – U.S $200,000.00
-      Year 4 and beyond – U.S $250,000.00

3.3          At ControlledCarbon’s option, ControlledCarbon may pay CleanFutures a one-time prepayment of licensing fees in the amount of One Million Dollars (U.S $1,000,000.00) . In the event that ControlledCarbon elects to make such a payment, ControlledCarbon’s financial obligation to make the minimum yearly royalty payments in section 3.2 and the yearly exclusive license fees in section 3.1 will terminate effective the date such prepayment is made.

3.4          For every Licensed Product sold by ControlledCarbon that includes CleanFutures Technology or the system defined as CleanFutures Technology, ControlledCarbon will pay CleanFutures a royalty calculated with the schedule below for every system sold. All royalty payments made by ControlledCarbon will be based on the actual selling price as billed and as cash collected by ControlledCarbon. No royalties will be due on returned product, services, consulting, NRE, warranty programs, accessories, packaging, system or component housings, adapters or plugs, infrastructure sales, software, licensing fees, 3rd party add-ons, financing programs or any related offering that supports the sale of CleanFutures Technology or integrates with CleanFutures Technology, but contains no CleanFutures Technology. Forty eight (48) months from the Effective Date of this Agreement, and on each anniversary of the Effective Date going forward, ControlledCarbon will, at its sole option, have the right to (a) continue its exclusive license agreement with continued royalty payments as defined below; or (b) convert its exclusive license to a non-exclusive license at no cost to ControlledCarbon and reduce its royalty rate to one percent (1%) for all sales that infringe on any Pending Patent within the CleanFutures Patents and (2%) for all sales that would infringe on any issued Patent within the CleanFutures Patent; or (c) modify its products or evidence that its products do not infringe on any issued CleanFutures Patents covering CleanFutures Technology and will owe no royalties going forward to CleanFutures. At anytime after the first forty eight (48) months, it becomes reasonably clear that meaningful patent protection will be unlikely, or CleanFutures is advised by legal counsel that an overall system patent protecting CleanFutures Technology as used in EchoDrive is unlikely to be granted then no royalties will be due CleanFutures going forward. In no event will this reduction occur within the first forty-eight (48) months after the Effective Date of this Agreement.

System Component	Royalty Rate	Maximum Percentage of Component Gross Margin	Estimated Min. Gross Margin to Receive Full Royalty
Electric Motor Controller	5.0%	15%	33.3%
Electric Motor	5.0%	15%	33.3%
Cables, Brackets & Belt	5.0%	15%	33.3%
Li-Ion Batteries Cells	2.0%	5%	33.3%

Royalties to be paid will be calculated by; (i) multiplying the actual sales price by the Royalty Rate above then; (ii) multiplying the Gross Margin by the Maximum Percentage of Gross Margin above then; (iii) selecting whichever amount is lower will be used to calculate the royalty to be paid.

3.5          Any system delivered by ControlledCarbon that is based on CleanFutures Technology, ControlledCarbon will include a sticker or side badge with mutually agreed upon branding. ControlledCarbon will have no obligation to ensure that the sticker is applied to any vehicle.

3.6          ControlledCarbon shall pay no royalty to CleanFutures for any Licensed Products sold to CleanFutures at wholesale price or for any other product offerings that does not integrate CleanFutures Technology. This Agreement in no way obligates ControlledCarbon to integrate any technology, patent or invention into ControlledCarbon’s products, components or technology. For the avoidance of doubt, any CleanFutures Technology that ControlledCarbon elects not to integrate into it’s components or products, CleanFutures will have the right to license such technology to another party.

3.7          Within thirty (30) days after the end of each quarter beginning with the Effective Date of this Agreement and with the beginning of commercial sales of products or components integrating CleanFutures Technology, ControlledCarbon shall furnish CleanFutures with written statements showing ControlledCarbon’s sales of components containing CleanFutures Technology during the preceding quarter, any deductions taken, and the computation of royalties, and shall pay the royalties due under this clause 3. A similar statement shall be rendered and payment made within thirty (30) days after and as of the date of termination of this Agreement covering the period from the end of that covered by the preceding statement to the date of termination. ControlledCarbon shall keep for two (2) years after the date of submission of each statement, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of ControlledCarbon’s sales of components with which it paid royalties and deductions taken. ControlledCarbon agrees to permit CleanFutures to examine these records to the extent necessary to verify the reports no more than once a year. The examination by CleanFutures shall be conducted by an auditor appointed by CleanFutures and paid for by CleanFutures.

3.8          The remittance of all monies payable pursuant to this Agreement shall be made in United States Dollars.

4.            CLEANFUTURES LICENSE AND ADDITIONAL TERMS

4.1          ControlledCarbon hereby grants to CleanFutures, limited solely to the Hummer Market, an exclusive license, during the term of this Agreement the right to make, have made, use, sell, have sold, offer for sale and import products based upon ControlledCarbon’s patents, knowhow and other intellectual property. For the avoidance of doubt, CleanFutures will have no right to grant sublicenses to any ControlledCarbon technology.

4.2          The exclusive license granted in clause 4.1 of this Agreement limits the use of this intellectual property and know-how exclusively in the Hummer Market and non-exclusively in the Military Market and may be not be used in any other field or market including CC Exclusive License Field.

4.3          ControlledCarbon will execute any confirmation of this Agreement and any other documentation necessary to perfect or provide notice of CleanFutures’s rights under this Agreement in the United States Patent and Trademark Office as well as cooperate with any other reasonable requirements brought forth from similar international requirements.

4.4          ControlledCarbon will promptly inform CleanFutures of the grant of each ControlledCarbon patent licensed under this Agreement, and of the filing of each application for such a patent, and will promptly furnish copies of such patents to CleanFutures.

4.5          During the License Period, both Parties will work together in good faith to identify which patents, know-how and capabilities CleanFutures may benefit from in the Hummer Market and will work together to disclose, deliver and otherwise make fully available to CleanFutures in the form of duplicates of drawings, designs, data, reports, written specifications, instructions and consultations, or in such other suitable manner and form as may be convenient to the Parties, all CC Technology now possessed or hereafter discovered or developed by ControlledCarbon or otherwise coming into ControlledCarbon’s possession that is requested by CleanFutures in the manufacture, sale and importation of its products, provided that this clause does not apply to any ControlledCarbon Technology which is communicated to ControlledCarbon on terms which preclude ControlledCarbon from disclosing it to CleanFutures even under a confidentiality agreement. However, ControlledCarbon has no performance requirements nor obligations required to continue to develop new technology. CleanFutures will be responsible for any reasonable, pre-approved costs, if any, associated with this paragraph.

4.6          CleanFutures shall pay, at their own expense, the costs of parts and materials used by CleanFutures in creating the products based on CC Technologies.

5.            CLEANFUTURES LICENSE FEE & ROYALTIES

5.1          For every product sold by CleanFutures that includes CC Technology, CleanFutures will pay ControlledCarbon a royalty calculated with the schedule below for every system sold. All royalty payments made by CleanFutures will be based on the actual selling price as billed and as cash collected by CleanFutures. No royalties will be due on returned product, services, consulting, NRE, warranty programs, accessories, packaging, system or component housings, adapters or plugs, infrastructure sales, software, licensing fees, 3rd party add-ons, financing programs or any related offering that supports the sale of the product or integrates with the product, but contains no CC Technology. Forty eight (48) months from the Effective Date of this Agreement, and on each anniversary of the Effective Date going forward, CleanFutures will, at its sole option, have the right to (a) continue its exclusive license agreement with continued royalty payments as defined below; or (b) convert its exclusive license to a non-exclusive license at no cost to CleanFutures and reduce its royalty rate to one percent (1%) for all sales that would infringe on any pending ControlledCarbon patent and (2%) for all sales that would infringe on any issued ControlledCarbon patent; or (c) modify its products or evidence that its products do not infringe on any ControlledCarbon patents covering CC Technology and will owe no royalties going forward to ControlledCarbon. At anytime after the first forty eight (48) months, it becomes reasonably clear that meaningful patent protection will be unlikely, or ControlledCarbon is advised by legal counsel that patents protecting CC Technology is unlikely to be granted then no royalties will be due to ControlledCarbon going forward. In no event will this reduction occur within the first forty eight (48) months after the execution of this Agreement.

System Component	Royalty Rate	Maximum Percentage of component Gross Margin	Est. Min. Gross Margin to Receive Full Royalty
Motor Controller	5.0%	15%	33.3%
Electric Motor	5.0%	15%	33.3%
Cables, Brackets & Belt	5.0%	15%	33.3%
L-Ion Batteries	2.0%	5%	33.3%

In addition, ControlledCarbon may be providing intellectual property to CleanFutures not contemplated in the above chart. In the event that CleanFutures chooses to integrate any CC Technology not addressed above, both Parties will work together in good faith to find an appropriate licensing percentage. In no case will that licensing fee exceed Twenty-Five (25%) of the Gross Margin of the product where such intellectual property is being used or integrated and ControlledCarbon will give CleanFutures most favored nation pricing for such licensing for like volumes and terms.

Royalties to be paid will be calculated by; (i) multiplying the actual sales price by the Royalty Rate above then; (ii) multiplying the Gross Margin by the Maximum Percentage of Gross Margin above then; (iii) selecting whichever amount is lower will be used to calculate the royalty to be paid.

5.2          Within thirty (30) days after the end of each quarter beginning with the Effective Date of this Agreement and with the beginning of commercial sales of products or components integrating CC Technology, CleanFutures shall furnish ControlledCarbon with written statements showing CleanFutures’s sales of components containing CC Technology during the preceding quarter, any deductions taken, and the computation of royalties, and shall pay the royalties due under this clause 5. A similar statement shall be rendered and payment made within thirty (30) days after and as of the date of termination of this Agreement covering the period from the end of that covered by the preceding statement to the date of termination. CleanFutures shall keep for two (2) years after the date of submission of each statement, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of CleanFutures’s sales of components with which it paid royalties and deductions taken. CleanFutures agrees to permit ControlledCarbon to examine these records to the extent necessary to verify the reports no more than once a year. The examination by ControlledCarbon shall be conducted by an auditor appointed by ControlledCarbon and paid for by ControlledCarbon.

6.            ASSIGNABILITY

6.1          The licenses granted under this Agreement shall be binding upon any successor of either Party in ownership or control of the patents and technology. ControlledCarbon may assign this Agreement to any successor or other party at its option subject to the written approval of CleanFutures, the approval of which shall not be unreasonably withheld and will only be withheld if such a assignment will, or is likely to, materially breach this Agreement. An acquisition of ControlledCarbon or substantially all of the assets of ControlledCarbon by another entity will not require CleanFutures approval. ControlledCarbon will have a thirty (30) day right of first refusal to match with reasonably similar terms and purchase CleanFutures if they receive a bona fide offer from a party capable of completing such a transaction.

7.            PRODUCT MARKING

7.1          Each Party shall place in a conspicuous location on any product or component containing CleanFutures Technology or CC Technology a distinguishing mark agreeable to both Parties and the number or numbers of any patents applicable thereto.

7.2          The marking of product in clause 7.1 shall not be required if the product performance is compromised thereby, the marking cannot reasonably be placed on any product due to the product size, increase in production cost, or in all instances where either Parties customers request in writing that any products do not include any markings.

7.3          Each Party shall notify the other in writing when any components are not marked pursuant to clause 7.2.

8.            PUBLICITY

8.1          Except as required in clause 7.1, neither Party shall use the others trade names or trademarks without written consent.

8.2          CleanFutures will not issue any press release or communicate externally or publicly its relationship with ControlledCarbon or disclose any information regaring CleanFutures Technologies without prior review and written approval from ControlledCarbon, which will not be unreasonably witheld. However, parameters on use of EchoDrive or CleanFutures Technology may be modified by separate written agreement.

8.3          CleanFutures shall not use any ControlledCarbon or EchoDrive trademarks, trade names or service marks without the prior written consent of ControlledCarbon.

9.            CONFIDENTIALITY

9.1          All of the terms of this Agreement, including the existence of the Agreement, are confidential, and CleanFutures shall not disclose any such terms and conditions to anyone else without first obtaining the prior written consent from ControlledCarbon, provided that either party may disclose the terms and conditions of this Agreement in response to the legal requirement of a governmental agency or a court of competent jurisdiction if such disclosure is first submitted to the other Party.

9.2          Both Parties will protect confidential materials received from the other under this Agreement and containing CleanFutures Technology or CC Technology against disclosure to others with the same degree of care each Party protects its own materials of a similar nature and will endeavor to instruct their own employees most likely to have access to such materials that such materials are to be so protected. Both Parties acknowledges that each Party often discloses its own materials for its own commercial purposes to customers, vendors and consultants, and accordingly will not assert any claim with respect to disclosure or use of any materials, or any CC Technology or CleanFutures Technology, disclosed to the other Party. The foregoing expresses ControlledCarbon’s entire obligation with respect to CleanFutures Technology, and supersedes any obligation that might otherwise be implied by or inferred from any legends placed on materials containing CleanFutures Technology.

9.3          Both parties will protect materials received from the other under this Agreement against disclosure to others with the same degree of care each Party protects its own materials of a similar nature and will endeavor to instruct the other Parties employees most likely to have access to such materials that such materials are to be so protected. The foregoing expresses the entire obligation of the Parties with respect to such materials, and supersedes any obligation that might otherwise be implied by or inferred from any legends placed on materials.

10.          INFRINGEMENT BY THIRD PARTIES

10.1        Each Party shall notify the other Party in writing of any suspected infringement(s) of their patents and shall inform the other Party of any evidence of such infringement(s).

10.2        ControlledCarbon shall have the first right to institute suit for infringement(s) of the CC Technology and in the CC Exclusive License Field. CleanFutures agrees to join as a party plaintiff in any such lawsuit initiated by ControlledCarbon, if requested by ControlledCarbon or required by law, with all costs, attorney fees, and expenses to be paid by ControlledCarbon. However, if ControlledCarbon does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from CleanFutures of CleanFutures’s desire to bring suit for infringement in its own name and on its own behalf, then CleanFutures may at its own expense, select legal counsel and bring suit or take any other appropriate action.

10.3        CleanFutures shall have the sole right to institute suit for infringement(s) in the Non Exclusive Licensed Field in regards to CleanFutures Technology.

10.4        Neither Party may settle with an infringer without the prior approval of the other Party if such settlement would affect any rights of the other Party under the CleanFutures Patents and CleanFutures Technology.

11.          WARRANTY

11.1        CleanFutures warrants it has the right to convey the licenses granted by this Agreement.

11.2        CleanFutures warrants that, as of the Effective Date of this Agreement, it has received no claim from a third party charging infringement of a patent or other intellectual property of any third party from the use of any CleanFutures Patents, CleanFutures Technology, or any activity of CleanFutures.

11.3        CleanFutures warrants that it has obtained an agreement with Johnathan Goodwin where he has assigned his intellectual property and other assignments necessary to allow CleanFutures to perform under this Agreement, and to permit ControlledCarbon to use the CleanFutures Patents and CleanFutures Technology as contemplated under this Agreement.

11.4        CleanFutures agrees to defend at its expense and hold harmless ControlledCarbon from all loss or damage by reason of any and all actions or proceedings charging infringement, whether rightfully or wrongfully brought, of any patent by reason of manufacture, use, sale, offer for sale, or import of any Licensed Product, or other product or component by ControlledCarbon incorporating the CleanFutures Patents, and/or CleanFutures Technology as contemplated under this Agreement. ControlledCarbon agrees to notify CleanFutures in writing of all such actions or proceedings and, at the expense of CleanFutures, to assist CleanFutures in the defense of the action or proceeding. If the manufacture, use, offer for sale, sale or import of such CleanFutures Technology is enjoined as a result of such action or proceeding, CleanFutures will indemnify ControlledCarbon for any and all losses or damages sustained by reason of obeying such injunction.

11.5        If a claim or claims of any patent licensed hereunder or Clean Futures Patent shall be held invalid, unenforceable, or cancelled by a court or administrative agency from whose decision no appeal is taken or no appeal or other proceeding for review can be taken (hereinafter a “final judgment”), or such patent must be modified to materially reduce the scope and protection provided by such patent and/or application, then such claim or claims shall, subsequent to the date of the final judgment, or date of patent modification, be treated as invalid, unenforceable, or cancelled and no royalties shall be due under clauses 3 or 5 of this Agreement for sales thereafter of products covered solely by such claims. For the avoidance of doubt, this section does not release either Party from their obligation to pay royalties under this Agreement.

11.6        If a claim or claims of any patent licensed hereunder shall be held noninfringed by a third party’s products in a final judgment of a court or administrative agency, then subsequent to the date of the final judgment, either Party shall have no obligation to pay royalties hereunder to the other Party on related products manufactured, used, sold, offered for sale or imported by the Party not holding the patent at issue which do not infringe such patent.

11.7        CleanFutures warrants that, as of the Effective Date of this Agreement, it has received no claim from a third party alleging ownership or misappropriation of any CleanFutures Patent and/or CleanFutures Technology.

11.8        CleanFutures warrants that, as of the Effective Date of this Agreement, and within the CC Exclusive Licensed Field, it and its licensees have not granted any rights under CleanFutures Technology and/or CleanFutures Patents. In addition, CleanFutures warrants that, as of the Effective Date of this Agreement, CleanFutures is under no obligation with any third party prohibiting the disclosure of CleanFutures Technology to ControlledCarbon.

11.9        CleanFutures agrees that with respect to any patent which may later issue, it will not assert against ControlledCarbon, or its vendees, any claims for infringement based on the manufacture, use, sale, offer for sale or import of any apparatus made or sold by ControlledCarbon under the license granted in this Agreement and upon which royalty has been paid in accordance with the provisions of clause 3.

11.10      Both Parties warrant that, during the License Period all patents will not be allowed to lapse.

12.          LIABILITY

12.1        At all times during the term of this Agreement and thereafter, each Party shall indemnify, defend and hold the other harmless against all claims and expenses, including legal expenses and reasonable attorney’s fees, arising out of the death of or injury to any person or persons or out of damage to personal property resulting from production, assembly, advertisement, sale or use of the other Party’s technology.

12.2        Indemnifications under clause 12.1 shall not apply to any claims or expenses due to: (i) the gross negligence of the other Party; or (ii) the intentional wrongdoing or intentional misconduct which caused material harm to the other Party.

12.3        Each Party shall obtain and carry in full force and effect reasonable commercial, general liability insurance which shall protect ControlledCarbon and CleanFutures with respect to events covered by the clause above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Kansas and Arizona, and shall list the other Party as an additional named insured.

12.4        Each Party shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

13.          TERM

13.1        This Agreement shall continue in force for the License Period unless terminated by either Party under clause 13.2.

13.2        If either Party shall at any time default in the payment of any monies due in accordance with this Agreement or in fulfilling any of the other obligations or conditions hereof, prior to terminating this Agreement, the other Party shall give written notice of such default specifying the reasons thereof. If such default is not cured by the noticed Party within six (6) months of such notice, the other Party shall then have the right in its own discretion to terminate this Agreement by giving written notice of termination. This Agreement shall terminate on the thirtieth (30th) day after the notice of termination is given. The noticed Party shall have the right to cure any such default up to termination.

13.3        If either Party: (i) makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy or the approximate equivalent under local law; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets or the approximate equivalent under local law; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other Party may by written notice terminate the exclusive license with immediate effect.

14.          LICENSED PRODUCT QUALITY

14.1        Both Parties will work together to create corporate quality standards, as reasonably established and modified from time-to-time, shall be used as a minimum acceptable level of quality for all components delivered to the other Party.

15.          NOTICES

15.1        All notices given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally or sent by prepaid registered or certified mail, and electronic transmission, and all payments and statements shall be sent by first class mail, postage prepaid, to the following addresses:

Controlled Carbon, LLC, 9909 N. 126th Street, Scottsdale, Arizona, 85259

Clean Futures, LLC, 120 N. Main Street, Suite 9, El Dorado, Kansas, 67042

The date of service shall be deemed to be the date on which such notice, payment, or statement was personally delivered, posted, and sent by telex or electronic transmission. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice, payment, or statement thereafter shall be given to such Party as above provided at such changed address.

16.          COVENANT

16.1        CleanFutures, for the License Period, agrees to refrain from disclosing any CleanFutures Technology to any company, partnership or other entity which is engaged in the manufacture, use or sale of products in the CC Exclusive Licensed Field.

17.          CONSTRUCTION

17.1        This Agreement will be governed by and construed in accordance with the laws of the state of Arizona, without regard to its law of conflicts. The headings of the clauses in this Agreement are intended solely for convenience of reference and shall not be considered in construing this Agreement.

18.          EXTRANEOUS WRITINGS

18.1        This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof; all prior agreements, drafts, representations, statements, negotiations, and undertakings are superseded hereby. No amendment to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both Parties.

19.          ARBITRATION

19.1        Both Parties shall use their best efforts to resolve by mutual agreement any disputes, controversies, or differences which may arise from, under, out of, or in connection with this Agreement. If such disputes, controversies, or differences cannot be settled between the parties within sixty (60) days of the first written notice relative thereto, it shall be resolved by arbitration before three arbitrators acting under the Expedited Arbitration Rules in accordance with the most recent Rules of the American Arbitration Association. Such arbitration shall be held in Arizona and the award rendered in the arbitration shall be final and binding upon both parties.

20.          PATENT PROSECUTION AND EXPENSES

20.1        Subject to the following paragraphs of this clause, each Party or their designated representative will prosecute applications corresponding to their respective patents and maintain foreign patents issuing thereon. Each Party shall retain the sole right to elect counsel for prosecution of the their patents. Such applications will be filed in all countries deemed necessary to protect the patents, prior to 1-year form the filing date to protect the United States priority date.

20.2        Each Party agrees to bear the costs of filing, prosecution, and maintaining their respective patents in those countries covered in clause 20.1.

21.          INDEPENDENT CONTRACTOR

21.1        This Agreement does not constitute either Party as the partner, joint venturer, employee, agent, or legal representative of the other Party for any purpose whatsoever. Neither Party has granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, or to bind the other Party in any manner. At all times, each Party, in fulfilling its obligations pursuant to this Agreement, shall be acting as an independent contractor.

22.          WAIVER

22.1        Waiver by ControlledCarbon or CleanFutures of any single default or breach or succession of defaults or breaches by the other shall not deprive ControlledCarbon or CleanFutures of any right to terminate this Agreement arising out of any subsequent default or breach.

23.          APPLICABLE LAWS

23.1        Each Party acknowledges that they have certain duties and obligations under Federal laws, including Export Administration Regulations of the United States Department of Commerce, anti-trust laws of the United States, and the Environmental Protection Agency. Each Party will be solely responsible for any breach of such Federal laws by that Party, its Affiliates or sublicensees and will defend and hold the other Party harmless in the event of a suit or action involving the other Party occasioned by any such breach.

IN WITNESS THEREOF, the parties have made this Agreement the day and year written above.

ControlledCarbon, LLC	CleanFutures, LLC By:
/s/_______________________________	By: /s/_________________________________
Name:_____________________________	Name:_________________________________
Title:____________________________	Title:________________________________
Date:_____________________________	Date:_________________________________